Exhibit 10.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

AMBEX GOLKOR LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”), executed as of April 20th, 2025 (the “Effective Date”), is entered into by and among KAT EXPLORATION INC., a Nevada corporation (“KATX”); and AMBEX GHANA LIMITED. a corporation organized and existing under the laws of Ghana (“Ambex”). KATX and AMBEX are also hereinafter sometimes individually referred to as a “Member” or collectively as the “Members”.

W I T N E S S E T H:

WHEREAS, on the Effective Date, the Members formed Ambex Golkor LLC (the “Company”) as a limited liability company under and pursuant to provisions of the Delaware Limited Liability Company Act, as amended (the “LLC Act”), by the filing of a Certificate of Formation (the “Certificate”) in the office of the Secretary of State of the State of Delaware (with the date of such filing of the Certificate with the State of Delaware being the “Date of Commencement”);

WHEREAS, the Members desire to set forth their understandings with respect to the business and operations of the Company and their respective rights and obligations regarding the Company; and

WHEREAS each Member has or shall make such certain contributions to the Company, set forth in each Member’s Contribution Agreement of even date herewith and attached hereto which contributions may be credited to the Member’s Capital Account in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the Company and the Members agree as follows:

SECTION 1.FORMATION OF THE COMPANY

1.1.	Formation. The Members, by execution of this Agreement, hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the LLC Act and upon the terms and conditions set forth in this Agreement. The parties intend that the Company will be taxable as a partnership for United States federal income tax purposes. The parties agree that the rights, duties and liabilities of the Members, Managers (as defined herein) and Officers (as defined below) shall be as provided in the LLC Act, except as otherwise provided herein.

1.2.	Company Name; Registered Office. The name of the Company shall be “Ambex Golkor LLC” until such time as the Members shall unanimously agree otherwise. The initial address of the Company’s registered office and agent for service of process in Delaware shall be the office and the agent designated on the Certificate.

1.3.	Purpose and Powers of the Company.

(a)	The purposes of the Company are to:

(i)	develop, market, distribute and operate a gold mining and milling company in the Ashanti Gold Field in Ghana and to acquire additional licenses or joint ventures with license holders for the exploration, mining and processing of gold ore in Ghana. (collectively the Business”); and

(ii)	do such other things and acts in furtherance of and consistent with the Business and such other acts as may be conducted by a limited liability company formed under the LLC Act (subject to the terms of this Agreement).

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(b)	The Company shall have and may exercise all the powers and privileges to the fullest extent permitted by law as are necessary, appropriate, advisable, desirable or incidental to the conduct, promotion or attainment of the purpose of the Company.

(c)	The Company may exercise all its powers and privileges permitted pursuant to the LLC Act and this Agreement directly or through one or more Subsidiaries (as defined below). For purposes of this Agreement, (i) “Subsidiary” means, with respect to the Company, any corporation, partnership, association or other business entity of which (A) if a corporation, a majority of the total voting power of the equity interests entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (B) if a partnership, association or other business entity, a majority of either (1) the partnership or other similar ownership interest thereof or (2) the stock or equity interest of such partnership, association or other business entity’s general partner, board or other similar controlling person, is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof, (ii) “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority, (iii) “Affiliate” means a corporation or other entity, which directly or indirectly controls, is controlled by or is under common control with any party or its shareholders; and (iv) “control” means the ownership of more than 50% of the outstanding shares or equivalent interest entitled to vote, or the legal power, via contract or otherwise, and either singularly or jointly with others, to control the business and affairs of a person.

1.4.	Company Place of Business. The principal executive offices and place of business of the Company shall be at such place as the Board of Managers (the “Board”) shall establish, and the Board may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. In initial principal executive office of the Company shall be a corporate office located at 323 Sunny Isles Blvd, Suite 700, Sunny Isles, FL 33160.

1.5.	Authorized Person. Any of the Company’s Officers is hereby designated as the authorized person to act on behalf of the Company to execute, deliver and file any amendments to the Certificate approved in accordance with this Agreement with the Secretary of State of the State of Delaware.

1.6.	Qualification in Other Jurisdictions. The Officers shall cause the Company to be qualified or registered in any jurisdiction in which the Company transacts business, and if necessary or desired, under assumed or fictitious name statutes or similar laws in other jurisdictions in which the Company transacts business. The Officers shall have the authority to execute, deliver and file any certificates (and any and all amendments thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business, as determined by the Board.

1.7.	Duration of the Company. The Company shall commence as of the Date of Commencement and shall continue until dissolved in accordance with the provisions of Section 14.

SECTION 2.    MEMBERS; MEMBERSHIP INTERESTS; INITIAL CAPITAL CONTRIBUTIONS TO THE COMPANY; ADDITIONAL CAPITAL CONTRIBUTIONS; PAYMENT OF CERTAIN LIABILITIES

2.1.	The initial Percentage Interest of each Member (as defined below) are as set forth in Exhibit A hereto. A Member’s Percentage Interest, together with all other rights of such Member in the Company, are hereinafter referred to herein individually as an “Interest” or “Membership Interest”, and collectively as the “Interests” or “Membership Interests”. A Member’s Interest is represented by Units. Initially there shall be 1,000 Units.

2.2.	Percentage Interests. For the purposes of this Agreement, the term “Percentage Interest” means, with respect to any Member as of any date, such Member’s proportionate interest in the gains, profits, and losses of the Company, non-liquidating distributions from the Company, and such other rights and obligations as are specified in this Agreement determined by dividing the number of Units held by such Member by the total number of Units issued and outstanding. The Percentage Interests of each Member shall be subject to adjustment as described in Section 2.3 and on Exhibit A hereto and shall further be subject to adjustment, if any, solely in accordance with the terms of this Agreement.

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2.3.	Capital Contributions.

(a) The Parties shall each make their Contributions as defined in the Contribution Agreements of the Parties attached hereto as Exhibit B and Exhibit C. Generally,

(i)	AMBEX shall contribute its joint venture agreements with license holders and any mining or related permits whether now hold or currently being applied for related to the Ashanti Gold Field.

(ii)	KATX shall issue AMBEX 38,000,000 (Thirty-Eight Million) shares of KATX common stock immediately following KATX effecting a reverse split of its common stock.

(b) No Member will be required to make any Capital Contribution in excess of its Initial Capital Contribution unless such Member has agreed to make such Capital Contribution pursuant to the terms of this Agreement or any other agreement with the Company to which such Member is a party. If the Board, by a Unanimous Vote, (a) determines that additional funds are required or desired for proper business purposes of the Company or (b) approves a budget that contemplates additional funds for the operation of the Company to be funded by additional Capital Contributions, then each Member shall make additional Capital Contributions as provided by the Board thereby pro-rata in accordance with their respective Percentage Interests. In such an event, the Board will cause written notice of such capital call to be delivered to all Members, specifying the amount required from each Member and the time or time(s) for payment. Each Member shall make additional Capital Contributions in the amounts and at the times specified in such notice. Any call for additional Capital Contributions may be rescinded or postponed at any time prior to the due date therefor by a Unanimous Vote of the Board. Members shall be obligated to make payment in full of each required additional Capital Contribution, and such Member shall not make (nor shall the Company be obligated to accept) any partial payments of any required additional Capital Contributions. For the purposes of this Agreement, the term “Capital Contribution” shall mean, with respect to a Member, the total amount of cash and the fair market value as determined in good faith by the Board of property contributed to the capital of the Company, including, without limitation, the Initial Capital Contribution and any other contributions made pursuant to this Section 2.3.

(c) If the Board, by Unanimous Vote, determines that the Company requires additional capital to finance the business and operations of the Company and the provisions of Section 2.3(b) are not utilized, the Company may, subject to the other provisions of this Section 2.3, issue additional Units with such interests, rights and preferences as the Board determines to be appropriate and in the best interests of the Company under the circumstances (the “Additional Units”); provided that the Capital Contributions required for such Additional Units shall be based upon and reflect the fair market value of the existing Interests at the time of the decision to issue Additional Units as determined in the reasonable good faith judgment of the Board. The Board is hereby authorized to make any amendments to this Agreement the Board reasonably and in good faith deems necessary or appropriate in connection with the issuance of the Additional Units (including, without limitation, expanding the size of the Board to grant seats on the Board to the purchasers of the Additional Units). Upon the closing of the sale of the Additional Units, the Percentage Interests of the Members will be adjusted to reflect the issuance of the Membership Interests.

(d) Subject to Section 2.3(f), the Company shall issue, sell or exchange, or agree to issue, sell or exchange (collectively, “Issue,” and any issuance, sale or exchange resulting therefrom, an “Issuance”) any Membership Interests only if the Company (via the Board by Unanimous Vote) shall have first given written notice (the “Section 2.3 Offer Notice”) to each Member (each a “Preemptive Holder”) which shall (a) state the Company’s intention to Issue Additional Interests, the amount to be Issued, the terms of such securities, the purchase price therefor and a summary of the other material terms of the proposed Issuance and (b) offer (a “Preemptive Offer”) to Issue to each Preemptive Holder up to such Preemptive Holder’s Pro Rata Share (as defined below) of such Interests (with respect to each Preemptive Holder, the “Offered Securities”) upon the terms and subject to the conditions set forth in the Section 2.3 Offer Notice, which Preemptive Offer by its terms shall remain open for a period of 30 days from the date it is delivered by the Company to the Preemptive Holder (and, to the extent the Preemptive Offer is accepted during such 30-day period, until the closing of the Issuance of Membership Interests contemplated by the Preemptive Offer). “Pro Rata Share,” for purposes of this Section 2.3, shall mean the Percentage Interest held by such Preemptive Holder immediately prior to the issuance of the Section 2.3 Offer Notice.

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(e) Notice of a Preemptive Holder’s intention to accept a Preemptive Offer, in whole or in part, shall be evidenced by a writing signed by the Preemptive Holder and delivered to the Company prior to the end of the 30-day period of such Preemptive Offer (each, a “Section 2.3 Notice of Acceptance”), setting forth such portion of the Offered Securities that the Preemptive Holder elects to purchase.

(f) (i) In the event that a Section 2.3 Notice of Acceptance is not given by a Preemptive Holder accepting all the Offered Securities, the Company shall have 90 days (or the period required for completion of all required regulatory approvals, so long as a binding agreement with respect to such Issuance is entered into within such 90-day period) following the earlier of (A) delivery of the Section 2.3 Notice of Acceptance and (B) the expiration of the 30-day period referred to in Section 2.3(e) above if no Section 2.3 Notice of Acceptance is delivered, to Issue all or any part of such remaining Offered Securities not covered by the Section 2.3 Notice of Acceptance (the “Section 2.3 Remaining Interests”) to any other Person or Persons, but only at the price and upon the payment terms set forth in the Section 2.3 Offer Notice and on such other terms and conditions as are no more favorable, in the aggregate, to such other Person or Persons or less favorable, in the aggregate, to the Company than those set forth in the Section 2.3 Offer Notice.

(ii) If the Company does not consummate the Issuance of all or part of the Section 2.3 Remaining Interests to such other Person or Persons within the 90-day period referred to in Section 2.3(f) above, the rights provided hereunder shall be deemed to be revived and such securities shall not be offered unless first reoffered to the Preemptive Holders in accordance with this Section 2.3.

(iii) Upon the closing of the Issuance to such other Person or Persons (the “Other Buyers”) of all or part of the Section 2.3 Remaining Interests, the Preemptive Holder shall purchase from the Company, and the Company shall Issue to the Preemptive Holder, the Offered Securities covered by the Section 2.3 Notice of Acceptance delivered to the Company by the Preemptive Holder, on the terms specified in the Preemptive Offer. The purchase by the Preemptive Holder of any Offered Securities is subject in all cases to the execution and delivery by the Company and the Preemptive Holder of a purchase agreement relating to such Offered Securities in form and substance similar in all material respects to the extent applicable to that executed and delivered between the Company and the Other Buyers and the Company shall record such Membership Interests on the books of the Company on such date against payment of the purchase price for such Membership Interests.

(g) The Company shall, as a condition to the Issuance, require any Other Buyers of Additional Interests to execute, and agree to be bound by the terms of this Agreement, and upon such execution and Issuance each such Other Buyer shall thereafter be deemed a Member.

2.4.	Status of Capital Contributions. No return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Where Capital Contributions are to be returned to a Member, the Member shall not have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement. No interest will be paid to any Member on Capital Contributions. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member. No Member shall be entitled to interest on any Capital Contribution or on the balance of such Member’s Capital Account. For the purposes of this Agreement, the term “Capital Account” shall mean, with respect to a Member, the account of a Member established and maintained in accordance with the provisions of Section 9.1 hereof.

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2.5.	Company Borrowings.

(a) Loans From Third Parties. The Company will be authorized to borrow from recognized banks or financial institutions and other lenders who are not Affiliates of any Members of the Company, at such times and on such terms as the Board approves.

(b) Loans from Members to Company. Subject to any other restrictions contained herein, the Company may borrow money from one or more Members or Affiliates of Members at such interest rate or rates and upon such other terms as are agreed upon by the Company and the lending Member; provided that the interest rates on any such loans may not exceed the rates that would apply to Company borrowing on similar terms from recognized banks or financial institutions and the terms are otherwise similar to those terms that would be expected to be achieved in an arms-length transaction, in each case as determined in good faith by the Board.

SECTION 3.    AUDITORS; INSURANCE

3.1.	Auditors. The books of the Company shall be audited by the same independent certified public accountants that audit the books of AMBEX. The Board shall separately retain a qualified accountant or accounting firm to prepare the financial statements of the Company.

3.2.	Insurance. The Board, by a Required Vote, may cause the Company to maintain, with insurers or underwriters of good repute, property and casualty, general liability and other insurance relating to the operations of the Company in accordance with reasonably prudent business practice and as the Board by Required Vote shall have agreed upon, and pay all premiums and other sums payable in respect of maintaining such insurance; provided, however, that the Company shall regularly review any such insurance coverage and adjust the type and amount of coverage in accordance with such prudent business practices and as approved by the Board by Required Vote.

SECTION 4.    RIGHTS, POWERS AND DUTIES OF THE MEMBERS; LIMITATION ON LIABILITY OF THE MEMBERS

4.1.	Authority of the Members.

(a) The Members hereby consent to the exercise by the Board, or its designees of the rights, powers and authority conferred on the Board by this Agreement.

(b) Except as otherwise provided by the LLC Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or its Affiliates shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or being an Affiliate of a Member. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise. In addition, no Member or Affiliate shall be liable for the obligations of the Members or the Company by virtue of the fact that one or more Officers, Managers or employees of such Member or Affiliate is appointed to serve on the Board pursuant to Section 5.1 or is designated as an Officer of the Company pursuant to Section 6.1, or for any acts or omissions of such Persons in such capacities.

(c) Except as expressly provided in this Agreement, no Member (in its capacity as a Member) shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company, and the Members (in their capacity as Members) shall have only the rights and powers granted to the Members under this Agreement.

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4.2.	Meetings of Members; Place of Meetings.

(a) The Company will not be required to hold meetings of its Members. Meeting of the Members may be called at any time and from time to time by the Board or by Members representing a Majority in Interest of the interests entitled to vote at such meeting.

(b) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Colorado as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 4.7

4.3.	Notice of Meetings. Not less than ten (10) nor more than thirty (30) days before the date fixed for a meeting of the Members, the Board will give written notice to each Member entitled to vote and entitled to notice of the meeting who is a Member of record as of the day preceding the day on which notice is given, or, if a record date is duly fixed, as of that date, stating the time, place and purpose of the meeting. Notices may be sent by e-mail, personal delivery, fax, recognized overnight courier, or certified mail, return receipt requested, and will be addressed to the Members at their respective addresses or fax numbers as they appear in the records of the Company. Notice of a meeting need not be given to any Member if a written waiver of notice, executed by such Member before or after the meeting, is filed with the records of the meeting, or to any Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Member.

4.4.	Quorum; Adjournment. At any meeting of the Members, Members holding a majority of the Units then outstanding, present either in person via conference telephone or similar communications equipment or by proxy, will constitute a quorum for such meeting. Any meeting may be adjourned from time to time by a Majority Vote cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

4.5.	Proxies; Members May Vote in Person or by Proxy.

(a) A Member may vote either in person, via conference telephone or similar communications equipment, or by proxy executed in writing by such Member. The Person appointed by a Member as their proxy need not be a Member. A facsimile or similar transmission by any Member (including a facsimile delivered by electronic mail), or a photographic, photostatic or similar reproduction of a writing executed by such Member shall be treated as an execution in writing for purposes of this Section 4.5. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

(b) Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Board, before or at the time of the meeting or execution of the written consent as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Board, who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chair of the meeting, in which event such inspector or inspectors shall decide all such questions.

(c) Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the Member who appointed a proxy will operate to revoke the appointment. Notice to the Company, in writing, of the revocation of the appointment of a proxy will not affect any vote or action previously taken or authorized.

4.6.	Written Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member or Members holding not less than the minimum percentages of Units of each class of Units that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted. Prompt notice of the action so taken without a meeting will be given by the Company to those Members entitled to vote or consent who have not consented in writing; provided, however, that any failure by the Company to give such notice will not affect the validity of any action taken pursuant to this Section 4.6. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

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4.7.	Teleconference Authorized. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other or by any other means permitted by Law, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4.8.	Voting by Members. Each Member will have voting power equal to the Percentage Interest of such Member. The approval by Members of any matter presented to them will require the indicated percentage vote of Percentage Interest entitled to vote by Members, whether such vote is to be taken (a) at a meeting duly convened in accordance herewith at which a quorum of Members is present in person or by proxy or (b) by written consent in lieu of a meeting.

4.9.	Conduct of Meetings. All meetings of the Members shall be presided over by the chair of the meeting, who shall be one of the Managers (or a representative thereof). The chair of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion.

4.10.	Voting Rights; Required Member Consents.

(a) No Member has any voting right except with respect to those matters specifically reserved for a Member vote which are set forth in this Agreement and as required in the LLC Act.

(b) Notwithstanding any other provision of this Agreement, without the prior consent of all of the Members, which consent shall be obtained in accordance with the procedures set forth in Section 7.1, the Company shall not:

(i)	commit any act in contravention of this Agreement; or

(ii)	perform any act that would subject any Member to liability in any jurisdiction by virtue of their status as a Member of the Company.

4.11.	Duties and Conflicts.

(a) The Members expressly acknowledge and agree that they each (i) will operate in good faith with respect to the Business and affairs of the Company and (ii) will not knowingly and directly compete with the Business, where competition is defined as engaging in the same type of business as the Company or any business activity that could potentially harm or affect the Company's operations negatively or provide any goods or services to, or for, any business that competes directly with the Business as such Business is conducted from time to time with the prior approval of the Board

(b) The Members acknowledge and agree that if any of them become aware of any mining opportunities in Gilpin County, Colorado, or within a 100-mile radius of any of the business operations of the Company, they will present those opportunities to the Company and take no other action unless and until the Company, within a reasonable period of time not to exceed sixty days, determines that it has no interest in pursuing said opportunities.

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4.12.	Nonsolicit; Nondisparagement. Each Member represents and warrants to each of the other Members and the Company that, for so long as such Member is a member of the Company, and for a period of one (1) year thereafter, neither such Member nor any of its Affiliates shall, without the prior written consent of the Board, directly or indirectly, (A) hire or solicit any employee of the Company or encourage any such employee to leave his employment with the Company, or (B) solicit, induce or influence any client, customer, supplier, subcontractor, lender, lessor or any other person or entity which has a business relationship with the Company to discontinue or reduce the extent of such relationship. During the term of this Agreement, and thereafter without limitation of time, no Member or its Affiliates shall disparage or defame the Company, its Affiliates, current or former officers, directors, partners, or members.

SECTION 5.    RIGHTS, POWERS AND DUTIES OF THE BOARD; LIMITATION OF LIABILITY OF MANAGERS

5.1.	Board of Managers. Pursuant to the authority granted to it in Section 4.1, the Members hereby vest the management of the Company in the Company’s Board of Managers (the “Board”). The Board shall manage the business and affairs of the Company on behalf of the Members, consistent with this Agreement and applicable law. The Board shall initially consist of two (2) members designated by the Members in accordance with this Section 5.1 (each such person shall be hereinafter referred to as a “Manager”).

(a) The Board shall initially consist of one individual appointed by KATX and one appointed by AMBEX, which individuals shall initially be:

(i)	Tony Bainbridge, designated by KATX

(ii)	Gregory Klok, designated by AMBEX

(b) The Chairman of the Board shall be elected by the Board at its first meeting.

(c) A Manager shall remain in office until his resignation or removal. A Manager may be removed at any time, with or without cause, solely by and at the sole discretion of the Member that designated such Manager. Such Member may designate a different individual as the replacement for the removed Manager. In the case of the death, resignation or removal of a Manager, the Member that appointed the Manager whose death, resignation or removal is the cause of the vacancy may designate the replacement to fill the vacancy.

5.2.	Meetings of the Board.

(a) Regular meetings of the Board will be held at least once each calendar quarter, at such times and at such places as shall be fixed by the Board by written notice to each Manager in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her address as set forth in the records of the Company.

(b) Any Manager may call a special meeting of the Board. Unless waived as is herein provided, notice of any special meeting of the Board of Managers shall be given to each Manager in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her address as set forth in the records of the Company, at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address by overnight courier, at least 48 hours in advance of the meeting. Such notice shall be deemed to be delivered when hand delivered to such address, read to such Manager by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if faxed or emailed, when delivered by such means.

(c) Any Manager may waive notice of any meeting. Attendance of a Manager at a Board meeting in person or by the use of telephone or video conference or similar technology shall constitute waiver of notice of such Board meeting, except where a Manager attends a Board meeting for the express purpose of objecting to the transaction of any business because the Board meeting is not lawfully called or convened.

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(d) Managers may participate in any meeting of the Board by means of conference telephone, video conference or similar communication if all persons participating in such meeting can hear one another for the discussion of the matter(s) to be voted upon. Participating in a meeting pursuant to this Section shall constitute presence in person at such meeting.

(e) Two Managers shall constitute a quorum for the transaction of business. Any matter which requires the unanimous consent of the Board pursuant to this Agreement shall require all of the Managers to be present at any Board meeting called for the purposes described therein. If a Board meeting to vote on a matter which requires a unanimous vote of the Board cannot be held (after two attempts by means of delivery of proper notice) due to lack of a quorum, then such matter shall be determined pursuant to Section 15.

(f) Except as otherwise required by this Agreement, decisions of the Board on items set forth in this Agreement to be determined by the Board shall be adopted only by the affirmative vote of a majority of the Managers then in office (a “Required Vote”). Such vote may take place at a meeting, or by written consent.

5.3.	Authority of the Board.

(a) Except as expressly provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Board and the Board may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Board of Managers deems necessary, useful or appropriate for the management and conduct of the business, including, without limitation, exercising the following:

(i)	conduct its business, carry on its operations and have and exercise the powers granted by the LLC Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

(ii)	acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(iii)	operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(iv)	execute (but not to the exclusion of any Officer having such power) or authorize an Officer of the Company to execute any and all agreements, contracts, documents, certifications, and instruments, including without limitation any deed, lease, mortgage, or promissory note, necessary or convenient in connection with the management, maintenance, and operation of the business of the Company, or otherwise in connection with managing the affairs of the Company, including, executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as Managers and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managers;

(v)	cause the Company to engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the Business, as may be lawfully carried on or performed by a limited liability company under the LLC Act and the laws of any state in which the Company is then formed or qualified;

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(vi)	cause to be paid all amounts due and payable by the Company to any Person;

(vii)	employ such agents, employees, managers, accountants, attorneys, consultants and other Persons, including any Member, necessary or appropriate to carry out the business and affairs of the Company, whether or not any such Persons so employed are affiliated with or related to any Member, and to pay to such Persons such fees, expenses, salaries, wages and other compensation as it shall in its sole discretion determine;

(viii)	form such committees as the Board may deem appropriate;

(ix)	pay any and all fees and make any and all expenditures which it deems necessary or appropriate in connection with the organization of the Company, the management of the affairs of the Company and the carrying out of its business, obligations and responsibilities under this Agreement.

(x)	establish and maintain one or more bank accounts for the Company in such banks or banks as the Board may, from time to time, designate as depositories of the funds of the Company, subject to the provisions of Section 13.5.

(xi)	to the extent that funds of the Company are, in the judgment of the Board, not immediately required for the conduct of the Company’s business, temporarily deposit the excess funds in such bank account or accounts, or invest such funds in such interest bearing taxable or nontaxable investments as the Board shall deem appropriate; provided, however, that the Board shall not make any such deposits or investments that would require registration of the Members or the Company under the Investment Company Act of 1940, as amended; and

(xii)	cause any and all taxes, charges and assessments to be paid that may be levied, assessed or imposed upon any of the assets of the Company.

The Members hereby consent to the foregoing rights, powers and authority to the Board.

(b) The Board may, but is not required to, establish one or more committees (each, a “Board Committee”) and may delegate certain authority of the Board to such committee of the Board. A Board Committee may be comprised of one or more Managers and may include a committee of a single Manager to whom the Chief Executive Officer reports for all matters in the ordinary course of the Company’s business. To the extent this Agreement provides that certain Manager(s) must consent to certain specified actions, a Board Committee shall not have authority to act with respect to such action unless such Manager(s) consent to such action.

(c) Notwithstanding anything to the contrary herein, the Company will not take or agree or otherwise commit to take, nor cause any of its Subsidiaries to take or agree or otherwise commit to take, any of the following actions (each, a “Major Decision”) without the prior unanimous written consent of all the Managers:

(i)	the approval of any contract, fee arrangement or business relationship between the Company and a Member or any Member’s Affiliate, including any loan to the Company from a Member, provided that such transactions are on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

(ii)	approval of (A) the sale or disposition of all or substantially all of the assets of the Company, (B) the merger or consolidation of the Company with any other entity, (C) the sale by the Members of a majority of the equity interests in the Company to any other Person or (D) the liquidation or Dissolution (as defined below) of the Company.

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(iii)	issuance, transfer, sale or other disposition of additional Membership Interests or admission of a new member in the Company.;

(iv)	filing any petition in bankruptcy or reorganization or instituting any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company; consenting to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company; the admission in writing by the Company of its inability to pay its debts generally as they become due; or the making by the Company of a general assignment for the benefit of its creditors;

(v)	creation of any mortgage, pledge, lien (including without limitation tax lien), charge, defect of title, security interest, claim or infringement, condition, restriction, encumbrance or obligation of any kind (“Lien”) on any assets of the Company;

(vi)	acquisition of shares of capital stock of or other equity interests in, or all or substantially, all of the assets of, any Person;

(vii)	formation by the Company of any Subsidiary; and

(viii)	causing the Company or any Subsidiary of the Company to engage in any business (A) other than the Business or (B) under a name other than Ambex Golkor LLC.

SECTION 6.    OFFICERS

6.1.	Appointment of Officers. The Board shall have the right, power and authority to designate, by a Required Vote, the initial Chief Executive Officer of the Company, who shall have general supervision and control of the Company and shall have such powers and perform such duties in managing the day-to-day operations of the Company as delegated to such officer by the Board. In addition, the Board shall have the right, power and authority to designate, in its discretion, other officers, including without limitation a Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer, and one or more vice presidents (collectively, the “Officers,” and each individually, an “Officer”) with such powers and authorities as the Board, in its sole discretion, may determine, and solely to the extent the Board may determine such designations, powers and authorities are appropriate and desirable. Pursuant to the authority granted to it by the Members pursuant to this Section 6.1, the Board may also from time to time appoint such other Officers as it may deem appropriate.

6.2.	Authority of the Officers. Subject to the provisions of this Agreement, unless the authority of an Officer is limited in the document appointing such Officer or is otherwise specified in this Agreement or by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority); provided, however, that unless such power is specifically delegated to the Officer in question either for a specific transaction or generally in a separate writing, no such Officer shall have the power to lease or acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees or indemnities, to merge, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company.

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SECTION 7.    ACTIONS OF MEMBERS

7.1 Procedure for Obtaining Consent.

(a) Any approval, consent, waiver or vote of the Members required by this Agreement or by the LLC Act may be given by either:

(i)	a written approval, consent, waiver or affirmative vote executed by all of the Members to the other Members or the Board at or prior to the commission of the act or thing for which the approval is solicited, provided that such approval, consent or waiver shall not have been revoked by (A) notification to the Members or the Board, as the case may be, of such revocation by any Member or negative vote by any Members at or prior to any meeting called to consider such act or thing or (B) notification to the other Members or the Board, as the case may be, of such revocation by any Member prior to the commission of the act or thing which is subject of the approval, consent or waiver; or

(ii)	the approval, consent, waiver or affirmative vote of all the Members at any meeting called and held pursuant to Section 7.1(b).

(b) Unless notice is waived as is herein provided and allowed, any approval, consent, waiver or vote of the Members required pursuant to this Agreement or any other matter to come before the Members may be considered at a meeting of the Members held not less than 10 nor more than 60 days after notification of such meeting shall have been given to all of the Members in accordance with this Section 7.1(b). Such notification shall be given by the Members or the Board within 10 days after receipt by the Members or the Board of a request for such a meeting by any Member. All such meetings shall be held at such reasonable time and place as the Members or the Board may designate. Any Member may waive notice of any such meeting as to itself. Attendance of a Member at a meeting in person or by use of the telephone or video conference or similar technology shall not constitute waiver of notice of such meeting, except where a Member attends such meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Any such meeting may be held by means of a telephone, video conference or similar communication if all persons participating in such meeting can hear one another for the discussion of the matter(s) to be voted upon.

SECTION 8.    INTEREST TRANSFER RESTRICTIONS

8.1.	Restrictions on Transfer. The Members hereby agree that no Member shall be permitted to Transfer (as defined below) any or all of its respective Interest except in accordance with this Section 8. Except as otherwise provided in this Section 8, no Member, may sell, pledge, assign, transfer, hypothecate or otherwise encumber (each, a “Transfer”) its Interest in the Company to any third party; provided, however, that any Member may, following written notice to Company and the other Members, sell, transfer or assign all (but not less than all) of its Membership Interests in the Company to (i) an Affiliate of such Member (including in connection with the estate planning activities of an individual equity holder of a Member) or (ii) a successor in ownership of all or substantially all of the assets of such Member (“Successor”), so long as such Successor agrees to be bound by the terms and conditions of this Agreement and executes a counterpart signature page to this Agreement pursuant to which it or they agree to be bound by this Agreement. Upon the transfer by a Member of its entire Membership Interest pursuant to this Agreement, such Member shall not cease to be a Member of the Company until after the admission of such Member’s transferee as a Member of the Company in accordance with this Agreement.

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8.2	Bankruptcy.

(a) Each of the Members hereby grants to the other Members an irrevocable option (the “Bankruptcy Option”), which Bankruptcy Option shall be exercisable only upon the bankruptcy (as evidenced by a court filing), winding-up or liquidation of the granting Member (the “Insolvent Member”), or in the event that a receiver is appointed in respect of the whole or substantially the whole of such Insolvent Member’s property and assets, or in the event of the transfer or assignment, voluntary or involuntary, by such Insolvent Member of its Interest in the Company to any creditor, in total or partial satisfaction of any debt, obligation, judgment or other liability (any such assignee, trustee, receiver or transferee is hereinafter referred to as the “Special Transferee” and the other Members are hereinafter referred to as the “Solvent Members”), to purchase the Insolvent Member’s Interest for a purchase price equal to the fair market value of such Interest (the “Bankruptcy Value”) at that time, as determined by a third party expert in such matters. Upon the Bankruptcy Option becoming exercisable, the Solvent Members may exercise the Bankruptcy Option by delivering a written notice to the Special Transferee. Each Solvent Member shall have a right to purchase its pro-rata portion (based on Percentage Interest) with the right of oversubscription of the Special Transferee’s Interest. Payment of the Bankruptcy Value shall be made by the Solvent Members in cash or by certified funds within 180 days from the date of exercise of the Bankruptcy Option.

(b) If any of the parties (the “Disagreeing Party”) disagrees with the Bankruptcy Value, the Disagreeing Party may, within 20 days after its receipt of the Bankruptcy Value (the “Bankruptcy Value Calculation”), deliver a notice to the other party disagreeing with such calculation and setting forth the Disagreeing Party’s calculation of the Bankruptcy Value. Any such notice of disagreement shall specify those items or amounts as to which the Disagreeing Party disagrees, and the Disagreeing Party shall be deemed to have agreed with all other items and amounts contained in the Bankruptcy Value Calculation.

(c) If a notice of disagreement shall have been delivered by the Disagreeing Party pursuant to Section 8.2(b), the parties shall, during the 20 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the Bankruptcy Value, which amount shall not be more than the amount shown in the Bankruptcy Value Calculation nor less than the amount shown in the Disagreeing Party’s notice of disagreement. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause the Accounting Referee (as defined below) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Bankruptcy Value. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Bankruptcy Calculation to which the Disagreeing Party has disagreed. The Accounting Referee shall deliver to both parties, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally among the parties. For purposes of this paragraph (c), the term “Accounting Referee” means an accounting firm (so long as the same is not engaged by any party as its independent auditor) selected jointly by the Company and the Disagreeing Party.

8.3	Right of First Refusal.

(a) Except as otherwise provided herein, if a Member wishes to Transfer all or a part of its Interest (a “Transferring Member”), such Member shall first deliver to the other Members (the “Offered Members”) a written notice (an “Offer Notice”), which shall (i) state the Transferring Member’s intention to sell all or a portion of its Interest to one or more Persons, the portion of its Interest to be sold (the “Subject Interest”), the purchase price therefor and a summary of the other material terms of the proposed Transfer and (ii) offer the Offered Members the option to acquire their pro rata share (based on their Percentage Interests) of all or a portion of such Subject Interest upon the terms and subject to the conditions of the proposed Transfer as set forth in the Offer Notice (the “Offer”). A Member may submit an Offer Notice only if such Member has received a bona fide written offer, the terms of which are reflected in the Offer Notice. The Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Offer is accepted during such period, until the consummation of the sale contemplated by the accepted Offer). Each Offered Member shall have the right and option, for a period of 30 days after its receipt of the Offer Notice (the “Acceptance Period”), to accept all or any part of its pro rata share (based on the Percentage Interests of the Offered Members) of the Subject Interest so offered at the purchase price and on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to the Transferring Member during the Acceptance Period specifying the portion of the Subject Interest the Offered Member will purchase. If any Offered Member (the “Accepting Offered Member”) elects to accept its entire pro rata portion of the Subject Interest as described above, but the other Offered Member (the “Non-Accepting Offered Member) does not elect to accept its entire pro rata portion of the Subject Interest as described above, then the Accepting Offered Member shall have the right, but not the obligation, to accept the Non-Accepting Offered Member’s pro rata portion of the Subject Interest at the purchase price and on the terms stated in the Offer Notice.

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(b) If effective acceptance shall not be received pursuant to Section 8.3(a) above with respect to all of the Subject Interest offered for sale pursuant to the Offer Notice, then the Transferring Member may Transfer all or any portion of its Subject Interest at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Offer Notice at any time within 90 days after the expiration of the Acceptance Period (the “Sale Period”). To the extent the Transferring Member Transfers all or, if the Offered Members have accepted the Offer with respect to a part of such Transferring Member’s interest, the remaining portion of the Interest so offered during the Sale Period, the Transferring Member shall promptly notify the Company, and the Company shall promptly notify the other Members, as to (i) the Interest, if any, that the Transferring Member then owns, (ii) the Interest that the Transferring Member has transferred, (iii) the terms of such Transfer and (iv) the name of the owner(s) of any of the Interest Transferred. In the event that all of the Subject Interest is not sold by the Transferring Member during the Sale Period, the right of the Transferring Member to Transfer such unsold Subject Interest shall expire and the obligations of this Section 8.3 shall be reinstated; provided, however, that, in the event that the Transferring Member determines, at any time during the Sale Period, that the Transfer of all of the Interest on the terms set forth in the Offer Notice is impractical, the Transferring Member may, with the consent of a majority of the members, terminate the offer and reinstate the procedure provided in this Section 8.3 without waiting for the expiration of the Sale Period.

8.4	TAG ALONG RIGHTS

(a) Participation Right and Election. In the event of a proposed Transfer or Registration of Units (“Transfer”), in the aggregate, constituting fifty percent (50%) of all outstanding Units of the Company by a Member or group of Members, in a single Transfer or series of Transfers (other than an Exempt Transfer), including a Transfer pursuant to Section 8.3, (each such Person is referred to herein as the “Transferring Investor”), the Transferring Investor shall give each other Member who holds Units of the class or series of Units to be Transferred by the Transferring Investor (such other Members are referred to herein as the “Other Members”) a written notice (a “Transfer Notice”) of the proposed Transfer (any such transaction, a “Tag Along Sale”), setting forth in reasonable detail (1) the number and class and/or series of Units to be Transferred by the Transferring Investor in the Tag Along Sale, (2) the name and address of the potential Transferee (provided, that the disclosure of such information is permitted by the potential Transferee), (3) the proposed purchase price per Unit (provided, that in no event may the purchase price for a Preferred Unit exceed the sum of the Unpaid Preferred Return and the Unreturned Preferred Capital with respect to such Preferred Unit) of each class and/or series of Units, as applicable, to be Transferred, the terms of payment and other material terms and conditions of the potential Transferee’s offer, and (4) an estimate of the Fair Market Value of any non-cash consideration offered by the potential Transferee. Each Other Member who holds Units of the same class or series of Units to be Transferred by the Transferring Investor shall have the right for a period of thirty (30) days after the Transfer Notice is given to participate in the Tag Along Sale for the same form of consideration and at the same price per Unit and on the same other terms and conditions applicable to the Transferring Investor by delivering a written notice to the Transferring Investor within such thirty (30) day period (each Other Member electing to participate in the contemplated Tag Along Sale is referred to herein as an “Electing Member”). Each Electing Member shall be entitled to sell up to such Electing Member’s Tag Along Percentage in the contemplated Tag Along Sale. For purposes of this Section 8.4, the term “Tag Along Percentage” means, with respect to any Electing Member, the percentage of Units to be sold in any contemplated Tag Along Sale that is equal to the total percentage of the class or series of Units to be Transferred held by such Electing Member relative to the aggregate percentage of such Units held by the Transferring Investor and all Electing Members. No Electing Member shall be entitled to Transfer Unvested Units (units that are subject to a vesting schedule and have not yet fully vested) pursuant to this Section 8.4.

(b) Participation Conditions. With respect to any contemplated Tag Along Sale, the Transferring Investor shall use commercially reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Electing Members in such contemplated Tag Along Sale, and no Transferring Investor shall Transfer any of its Units to any prospective Transferee pursuant to such Tag Along Sale if such prospective Transferee(s) declines to allow the participation of the Electing Members, unless in connection with such Tag Along Sale, the Transferring Investor purchases (at the same price per Unit and on the same other terms and conditions on which such applicable class and/or series of Units were sold to the Transferee(s) in the applicable Tag Along Sale) the number and class and/or series of Units from each Electing Member which such Electing Member would have been entitled to sell in the Tag Along Sale pursuant to Section 8.4(a). All forms and amounts of consideration payable upon consummation of such Tag Along Sale to all Members shall be allocated among the Members based upon the Pro Rata Share represented by the Units Transferred by such Members pursuant to such Tag Along Sale, and such consideration shall be distributed to the Members in accordance with Section 4.1(a) of this Agreement. Each Electing Member Transferring Units pursuant to this Section 8.4 shall (i) agree to become party to the agreement between the Transferring Investor and the potential Transferee, which agreement shall be in form and substance as agreed to by the Transferring Investor and pursuant to which each Electing Member will make several and not joint representations and warranties solely regarding his, her or its (A) title to and ownership of the Units to be Transferred by such Electing Member pursuant to such agreement (including his, her or its ability to convey title free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters), and (B) authority to enter into such agreement; (ii) pay his, her or its pro rata share (based on and not to exceed the aggregate proceeds to be paid with respect to such Electing Member’s Units) of the expenses incurred by the Electing Members and the Transferring Investor in connection with such Transfer; and (iii) shall be obligated to join in his, her or its pro rata share of any indemnification or other obligations that the Transferring Investor agrees to provide in connection with such Transfer (including any escrow, holdback or other similar arrangement); provided, however, that such obligation shall not exceed the aggregate proceeds received by such Electing Member pursuant to such agreement.

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(c) Authorized Period to Sell. Prior to the earlier of (i) the end of such thirty (30) day period or (ii) the acceptance or rejection by such Other Member to become an Electing Member, the Transferring Investor will not complete any sale of Units to the potential Transferee pursuant to a contemplated Tag Along Sale. Thereafter, for a period of ninety (90) days after the prohibition under the preceding sentence shall have terminated, the Transferring Investor may sell to the potential Transferee for the consideration stated and on the terms set forth in the Transfer Notice the Units stated in the Transfer Notice as subject to purchase by the potential Transferee unless any Other Members have elected to participate in the contemplated Tag Along Sale, in which case the Transferring Investor may only sell to the potential Transferee in the contemplated Tag Along Sale such Transferring Investor’s pro rata share of the Units after taking into account the number of Units the Other Members are entitled to sell in the contemplated Tag Along Sale as determined pursuant to this Section 8.4; provided, that the potential Transferee or the Transferring Investor, as the case may be, shall, simultaneously with the purchase of the Transferring Investor’s Units, purchase all such Units that the Electing Members have elected to sell in the contemplated Tag Along Sale pursuant to and in accordance with the terms of Section 8.4.

(d) Application. The provisions of this Section 8.4 shall cease to apply upon the closing of an Initial Public Offering.

8.5 Exchange of Interests. For a period of 12 months following the date upon which AMBEX completes its financial contribution as set forth in the Contribution Agreement, KATX may exchange its Membership Interests for a number of shares of AMBEX common stock equal in value to the KATX Membership Interests as determined by independent valuation expert chosen by agreement of the Members. The value of the shares AMBEX common stock shall be the average closing price for a share of AMBEX common stock as reported by its principal trading market.

SECTION 9. CAPITAL ACCOUNTS; ALLOCATION OF LOSSES; PARTNERSHIP REPRESENTATIVE

9.1 Capital Accounts. A Capital Account shall be maintained on the books of the Company for each Member in compliance with Sections 1.704-1(b)(2)(iv) and 1.704-2 of the Treasury Regulations, as amended. Subject to the preceding sentence, each Member’s Capital Account shall initially be credited with the amount of such Member’s Initial Capital Contribution to the capital of the Company as set forth in Section 2.1. Thereafter, each Member’s Capital Account shall be increased by:

(a) the amount of any additional Capital Contribution made by such Member pursuant to Section 2.3; and

(b) the amount of Profits (as hereinafter defined) allocated to such Member; and shall be decreased by:

(i) the amount of distributions to such Member; and

(ii) the amount of Losses allocated to such Member.

9.2 Allocations. Subject to Section 9.3(b) and Section 14.3(b), The Profits and Losses of the Company shall be allocated to the Members in proportion to their Percentage Interests, unless otherwise unanimously agreed by the Managers. The following provisions shall apply with respect to the allocation of Profits and Losses:

(a) “Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s Federal taxable income or loss (as is appropriate) for such year or other period, determined in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(l) of the Code), with the following adjustments:

(i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

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(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-I(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss.

(iii) Gain or loss resulting from any disposition of Company property (with respect to which gain or loss is recognized for Federal income tax purposes) will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value.

(iv) Any items which are specially allocated pursuant to Section 9.3, or which are allocated solely for Federal income tax purposes pursuant to Section 9.4 hereof, shall be excluded from the determination of Profits and Losses.

(v) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period (where the term “Depreciation” shall mean for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board; provided, if the remedial allocation method is used, Depreciation shall be determined pursuant to Treasury Regulation Section 1.704-3(d)(2).”); and

(vi) If the Gross Asset Value of any Company asset is adjusted pursuant to clauses (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

(b) “Gross Asset Value” means, with respect to any asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined in good faith by the Board.

(ii) The Managers shall adjust the Gross Asset Values of all Company assets to equal the respective fair market values of the assets, as determined in good faith by the Board, as of (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or in connection with services; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Board reasonably determine an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

(iii) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(iv) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset on the date of distribution.

(v) After the Gross Asset Value of any asset has been determined or adjusted under subparagraphs (i), (ii), or (iii) above, the Gross Asset Value will be adjusted by the depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

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9.3 Regulatory Allocations.

(a) The Members intend that the allocations pursuant to this Section 9.3 shall be equivalent to allocations that are or are deemed to be in accordance with the “partners interests in the partnership” within the meaning of Regulations §§ 1.704-1(b) and 1.704-2, and the Board shall make such changes in the allocations pursuant to this Section 9.3 as it believes are reasonably necessary to meet the requirements of such Regulations, including, without limitation the provisions related to qualified income offsets, the allocations of partner non recourse debt and to the minimum gain chargebacks.

(b) Notwithstanding any provision of Section 9.2, no allocation of Loss shall be made to a Member if it would cause such Member to have a negative balance in its “Adjusted Capital Account” (as such term is defined in clause (c) below), decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704 1(b)(2)(ii)(d)(4), (5) and (6), immediately following such allocation. Allocations of Losses that would be made to a Member but for this Section 9.3(b) shall instead be made to other Members pursuant to Section 9.2 to the extent not inconsistent with this Section 9.3(b). To the extent allocations of Losses cannot be made to any of the Members because of this Section 9.3(b), such allocations shall be made to the Members in accordance with Section 9.2, as applicable, notwithstanding this Section 9.3(b). Allocations of Profits following any allocations of Losses subject to this Section 9.3(b) shall be allocated among the Members in a manner so as to offset the allocations of Losses previously made to the Members pursuant to this Section 9.3(b).

(c) A Member’s “Adjusted Capital Account” at any time shall mean such Member’s Capital Account at such time increased by the sum of (a) the amount of such Member’s share of partnership minimum gain (as defined in Regulation §1.704-2(g)(l) and (3)) and (b) the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation §1.704-2(i)(5)), and decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704 1(b)(2)(ii)(d)(4), (5) and (6).

(d) Except to the extent otherwise required by the Code and Treasury Regulations, if one or more Percentage Interests in the Company is transferred in any taxable year, the items of income, gain, loss, deduction and credit allocable to such Percentage Interests for such taxable year shall be apportioned between the transferor and the transferee in proportion to the number of days in such taxable year such Percentage Interests are held by each of the them, except, that if they agree between themselves and so notify the Company within 30 days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, may be allocated to the person that held such Percentage Interests on the date such items were realized or incurred by the Company.

9.4 Allocations of Taxable Income. The income, gains, losses, deduction and credits of the Company for any taxable year shall be allocated to the Members in the same manner as Profits and Losses were allocated to the Members for such Fiscal Year pursuant to Sections 9.2 and 9.3; provided, however, that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated in a manner determined in the discretion of the Board, so as to take into account (consistently with Code Section 704(c) principles) the difference between such Company asset’s book basis and its tax basis.

9.5 Withholding. The Company shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be, at the option of the Board, either a distribution to or a demand loan by the Company to such Member in the amount of the withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

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9.6 Partnership Representative. Kat Exploration Inc. shall be the “partnership representative” of the Company, as such term is defined in Section 6223 of the Code and under any comparable provision of state law (the “Partnership Representative”). The Partnership Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for the reasonable and necessary professional services and costs associated therewith. Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably required by the Partnership Representative to conduct such proceedings. The Company will reimburse the Partnership Representative for all reasonable and necessary out-of-pocket expenses incurred by it in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Company or the Members. The Partnership Representative shall promptly notify the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any taxing authority. In addition, the Partnership Representative shall promptly furnish to the Members all notices concerning administrative or judicial proceedings relating to income tax matters. During the pendency of any administrative or judicial proceeding, the Partnership Representative shall furnish to the Members periodic reports concerning the status of any such proceeding.

SECTION 10. DISTRIBUTIONS

10.1 Distributions Generally.

(a) Subject to Section 14.3, and provided that all previously accrued Tax Distributions have been made to the Members, distributions of Distributable Cash (as defined below) to Members (in their capacity as such) may be made in such amounts and forms and at such times as this Agreement provides or as otherwise determined by the Board by Required Vote. Any such distributions of Distributable Cash are to be made among the Members in the same ratio as their Percentage Interests at the time such distribution is approved by the Board. The Board may also approve distributions of cash to Members as a draw against future distributions of Distributable Cash.

(b) The amount of any distribution shall be charged against the Capital Account of the Member to whom such cash or property is distributed. In the event of any distribution by the Company to a Member of property (other than cash), the property so distributed shall be valued based on the fair market value of the property as determined in good faith by the Board, and treated for accounting purposes as sold by the Company and as though cash proceeds of such sale were distributed. The difference between the value of the property so distributed and the amount at which such property was carried on the books of the Company shall be treated as Profit or Loss on the sale of such property and shall be credited or charged, as the case may be, in accordance with Section 9.2.

(c) For the avoidance of doubt, this Section 10.1 applies only to distributions made to Members in their capacity as Members, and not to payments owed to any Member, its Affiliates or employees, for services, compensation or similar arrangements.

10.2 Distributable Cash. The term “Distributable Cash” as used herein, with respect to any Fiscal Year or other period, shall mean all revenues received by the Company (other than cash received as Capital Contributions, the proceeds of any loans or other financing obtained by the Company, interest earned on temporary investment of Company funds pending utilization thereof and proceeds from the sale of assets in partial or complete liquidation of the Company in such period) during such Fiscal Year or other period, less (i) all expenses incurred by the Company during such Fiscal Year or other period, and (ii) such reserves as the Board by Unanimous Vote may determine are necessary or appropriate to the continued operation of the Company’s business (including reserves established for working capital purposes); provided that the Board may, in its sole discretion, at any time and from time to time, declare other funds of the Company to be Distributable Cash. Notwithstanding anything to the contrary contained in this Agreement, providing that all previously accrued Tax Distributions have been made to Members, the Company shall ensure that 50% of free cash flow will be allocated to a reserve until at least $2,000,000 has been reserved. The reserve shall be used to maintain operations in periods where the Company has a cash flow deficit or as otherwise agreed by the unanimous consent of the Managers.

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10.3 Tax Distributions. To the extent the Company has Distributable Cash that may lawfully be distributed by the Company under the LLC Act, the Board will cause the Company to make, on an annual basis or more frequently, a distribution to each Member equal to such Member’s Tax Distribution for each fiscal year of the Company (“Fiscal Year”). The “Tax Distribution” for a Member for a Fiscal Year is such Member’s Percentage Interests of the aggregate amount determined by the Board to be sufficient to at least equal the amount of the Members’ aggregate federal and state income taxes with respect to the Company’s net taxable income and gain for such fiscal period, determined by assuming (without regard to any Members’ actual tax liability) that such income or gain, as applicable, is taxable at a combined effective federal and state income tax rate and by using for all Members the highest marginal federal and state income tax rate then in effect for any Member for the type of income taking into account available deductions and allowances with respect to the income and taking into account all previous allocations of Profits and Losses pursuant to Section 9.2, such that such Member shall receive an amount anticipated to be equal to the taxes for which such Member is liable with respect to the cumulative amount of net Profits which have been allocated to him, her or it, less all prior Tax Distributions made under this Section 10.3. For purposes of applying this Section 10.3, the Board may treat a distribution made by the sixtieth day following the end of a Fiscal Year as occurring during such Fiscal Year (and not the Fiscal Year in which it was in fact made). If the Member is a pass-through entity for tax purposes, then the reference to Member in this Section 10.3 shall be a reference to the individual beneficial owners of such pass through entity.

SECTION 11. CONFIDENTIALITY

11.1 Confidential Information.

(a) For the purposes of this Agreement, “Confidential Information” shall mean any information or material, written or oral, disclosed by any Member or the Company (the “Disclosing Party”), or its respective directors, officers, managers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) (collectively, its “Representatives”) to any other Member or the Company (the “Receiving Party”), or its Representatives, in writing, verbally, or by observations, and whether or not specifically designated as confidential information by the Disclosing Party, disclosed on or after the date hereof, including, without limitation, any financial information, statements and records, costs and expense data, processes, procedures, methodologies, formulas, sources, methods, drawings, specifications, models, documentation, marketing and development plans, data, diagrams, manuals, techniques, know how, business strategies, or any compilations or information.

(b) Confidential Information does not include information that

(i) is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or its Representatives; provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Disclosing Party that prohibits such disclosure;

(ii) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Section 11; or

(iii) has been or is independently developed by the Receiving Party or its Representatives without the use of the Confidential Information or in violation of the terms of this Section 11.

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11.2 Confidentiality Obligation.

(a) Each Member and the Company agree to carefully restrict access to the Confidential Information to its Representatives. All such Representatives shall (i) be informed by the Receiving Party of the confidential nature of the Confidential Information, (ii) agree to keep the Confidential Information strictly confidential and (iii) be advised of the terms of this Section 11 and agree to be bound to their employer-Member or employer-Company by terms of this Section 11. Each Member agrees to be responsible for any breaches of any of the provisions of this Section 11 by any of its Representatives (it being understood that such responsibility shall be in lieu of any right or remedy the Disclosing Party may have against any Representative with respect to such breach).

(b) The Members hereby agree that the Confidential Information will be used and disclosed to third parties solely in connection with the business of the Company, as provided in Section 1.3. The Receiving Party shall hold and maintain the Confidential Information in confidence, with the highest degree of care, and shall not disclose to any person, which shall include, without limitation, any corporation, organization, group, partnership, entity or individual, any Confidential Information, without the written consent of the Disclosing Party. The Members and Company agree that all Confidential Information shall remain the property of the Disclosing Party.

(c) No Member or Company shall, without the prior written consent of the Disclosing Party, duplicate, copy, publish, use or otherwise disclose to others or, to the extent practicable, permit the use by others of any of the Confidential Information received by it.

(d) Notwithstanding the foregoing, in the event any Member or Company, or any Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, such Member or Company, as the case may be, agree to (i) immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such request, (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the Disclosing Party in seeking a protective order or other appropriate remedy, with all costs and expenses to be borne by the Disclosing Party. In the event that such protective order or other remedy is not obtained or that the Disclosing Party waives compliance with the provisions hereof, (A) the Receiving Party or its Representatives, as the case may be, may disclose to any tribunal only that portion of the Confidential Information which the Receiving Party or its Representatives are advised by counsel is legally required to be disclosed, and the Receiving Party or its Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, and (B) the Receiving Party or its Representatives shall not be liable for such disclosure, unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Receiving Party or its Representatives not permitted by this Section 11.

(e) Disclosing Party and Receiving Party, on behalf of themselves and their respective Representatives, acknowledge that U.S. securities laws, rules and regulations prohibit any person who is in possession of material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In addition, Disclosing Party and Receiving Party acknowledge and agree that some of the Confidential Information may be considered “material non-public information” of or regarding AMBEX for purposes of the U.S. federal securities laws. Therefore, each Disclosing Party and Receiving Party (on behalf of themselves and their respective Representatives), severally and not jointly, agree that they will abide by all securities laws relating to the handling of and acting upon material non-public information of or regarding AMBEX (including all laws, rules and regulations relating to disclosing and trading securities while in possession of material non-public information).

11.3 Equitable Relief. The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief without the posting of a bond in addition to whatever remedies it might have at law. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware.

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SECTION 12. LIABILITY, EXCULPATION AND INDEMNIFICATION

12.1 Liability of Members. Except as otherwise prohibited by law, no Member shall have any personal liability whatever in its capacity as a Member, whether to the Company, to any of the Members or to the creditors of the Company, for the debts, liabilities, contracts or any other obligations of the Company or for any Losses (as defined herein) of the Company in excess of (a) the amount of its Capital Contributions to the Company; (b) its share of any assets and undistributed profits of the Company; (c) its obligations to make other payments expressly provided for in this Agreement; and (d) the amount of any distributions wrongfully distributed to it.

12.2 Exculpation. Neither the Members nor any Manager or Officer shall be liable to the Company, any other Member, Manager or Officer or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement and with the reasonable belief that any act or omission was in the “best interests” of the Company or designed to promote and advance the interests of the Company, except that such Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member, Manager or Officer’s gross negligence or willful misconduct.

12.3 Indemnification of Member, Managers and Officers.

(a) To the greatest extent not inconsistent with applicable law, the Company shall indemnify the Members, any Manager and any Officer of the Company made a party to any proceeding because such individual is or was the Member, a Manager or an Officer of the Company as a matter of right, against all liability incurred by such person in connection with any proceeding; provided, that it shall be determined in the specific case in accordance with Section 12.3(d) that indemnification of such person is permissible in the circumstances because the person has met the standard of conduct for indemnification set forth in Section 12.3(c). The Company shall pay for or reimburse the reasonable expenses incurred by the Member, Manager or Officer in connection with any such proceeding in advance of final disposition thereof if (i) the person furnishes the Company a written affirmation of the person’s good faith belief that it has met the standard of conduct for indemnification described in Section 12.3(c), (ii) the person furnishes the Company a written undertaking, executed personally or on such person’s behalf, to repay the advance if it is ultimately determined that such person did not meet such standard of conduct, and (iii) a determination is made in accordance with Section 12.3(d) that based upon facts then known to those making the determination, indemnification would not be precluded under this Section 12.3. The undertaking described in Section 12.3(a)(ii) must be a general obligation of the person, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify the Member, Manager or Officer who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by such person in connection with the proceeding without the requirement of a determination as set forth in Section 12.3(c). Upon demand by the Member, Manager or Officer for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the Member, Manager or Officer is entitled thereto in accordance with this Section 12.3. The indemnification and advancement of expenses provided for under this Section 12.3 shall be applicable only to any proceeding arising from acts or omissions occurring after the adoption of this Section 12.3.

(b) The Company shall have the power, but not the obligation, to indemnify any individual who is or was an employee or agent of the Company to the same extent as if such individual was the Member, a Manager or an Officer.

(c) Indemnification of a Member, Manager or Officer is permissible under this Section 12 only if (i) such person conducted himself or itself in good faith; (ii) such person reasonably believed that his or its conduct was in, or at least not opposed to, the Company’s best interest and was within the authority delegated to him or it by this Agreement, the resolutions of the Board or by the Member and (iii) in the case of any criminal proceeding, he or it had no reasonable cause to believe his or its conduct was unlawful. The foregoing notwithstanding, a final determination with respect to such Member, Manager or Officer, as the case may be, in any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative of whether or not that person met the standard of conduct described in Section 12.3(c)(i), (ii) and (iii).

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(d) A determination as to whether indemnification or advancement of expenses is permissible shall be made by the Board by the affirmative vote of all Managers not at the time parties to the proceeding, or, if all Managers are parties to the proceeding, by the Members.

(e) A Member, Manager or Officer who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i) in a proceeding in which a Member, Manager or Officer is wholly successful, on the merits or otherwise, Member, Manager or Officer is entitled to indemnification under this Section 12, in which case the court shall order the Company to pay the Member, Manager or Officer his or its reasonable expenses incurred to obtain such court ordered indemnification; or

(ii) a Member, Manager or Officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Member, Manager or Officer met the standard of conduct set forth in Section 12.3(c).

(f) Nothing contained in this Section 12.3 shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a Member, Manager or Officer of the Company or is or was serving at the Company’s request as a director, officer, partner, manager, trustee, employee, or agent of another foreign or domestic company, association, limited liability company corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Section 12.3 shall limit the ability of the Company to otherwise indemnify or advance expenses to any person. It is the intent of this Section 12.3 to provide indemnification to the Members, the Managers and the Officers to the fullest extent now or hereafter permitted by the law consistent with the terms or conditions of this Section 12.3. Indemnification shall be provided in accordance with this Section 12.3 irrespective of the nature of the legal or equitable theory upon which a claim is made, including, without limitation, negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, or violation of any other state or federal law or violation of any law of any other jurisdiction.

(g) For purposes of this Section 12.3:

(i) The term “expenses” includes all direct and indirect cost (including, without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section 12.3, applicable law or otherwise.

(ii) The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii) The term “party” includes an individual who was, is or is threatened to be made, a named defendant or respondent in a proceeding.

(iv) The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(h) The Company may purchase and maintain insurance for its benefit, the benefit of any individual who is entitled to or may be granted indemnification under this Section 12.3, or both, against any liability asserted against or incurred by such individual in any capacity or arising out of such individual’s service with the Company, whether or not the Company would have the power to indemnify such individual against such liability.

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SECTION 13. BOOKS AND RECORDS; REPORTS; TAX RETURNS; BANK ACCOUNTS

13.1 Books and Records. The Company shall keep such books of account and other records with respect to its operations as will sufficiently explain the transactions and financial position of the Company and enable financial statements to be prepared in accordance with GAAP (as defined in Section 13.2), and shall cause such books and other records to be kept in such manner as will enable them to be properly audited. In addition, the Company shall keep such other books and records with respect to its operations as a Member or the Board by Required Vote shall from time to time request, and shall cause such books and records to be kept in such manner as the Member or the Board by Required Vote shall have directed. All books and other records referred to above shall be maintained at the principal place of business of the Company, or at such other place as the Board by Required Vote shall specify, and with notice to the Members of any such change, and the Members, their duly authorized representatives and each Manager shall at all reasonable times have access to such books and other records. Any review, audit or other investigation required or requested by a Member, other than usual and customary internal or other audits and reviews, shall be at the sole cost and expense of the Member conducting or undertaking the same. In addition, the Members shall be entitled to review and discuss with the external auditors and their designees working papers and any other documentation with respect to the books and records of the Company. Notwithstanding the foregoing, records maintained in connection with this Section 13 shall be subject to Section 11.

13.2 Accounting Basis and Fiscal Year. Such books (i) shall be maintained according to U.S. generally accepted accounting principles, consistently applied (“GAAP”), (ii) shall reflect all Company transactions, (iii) shall be appropriate and adequate for the Company’s business and for carrying out all provisions of this Agreement, and (iv) shall be closed, balanced and audited or reviewed (as the Members or the Board may determine) as of the end of each Fiscal Year, as soon as practicable after the end of such Fiscal Year. The Fiscal Year of the Company shall end on December 31.

13.3 Reports.

(a) The Board shall cause to be delivered to each Member, within 60 days after the end of each Fiscal Year and 30 days after each fiscal quarter of the Company an unaudited balance sheet as of the end of such Fiscal Year and statements of income, Members’ equity, and changes in financial position for the year then ended.

(b) Within 90 days after the end of each Fiscal Year, the Board will cause to be delivered to each Member all information necessary for the preparation of such Member’s U.S. Federal income tax returns, including a statement showing such Member’s share of income, gains, losses, deductions and credits for such year for U.S. Federal income tax purposes and the amount of any distribution made to or for the account of such Member pursuant to this Agreement.

(c) Notwithstanding the time frames set forth in Section 13.3(a), the Company shall promptly provide to AMBEX and its independent accountant and auditor such information as may be requested or required by AMBEX to consolidate the financial statements of the Company for AMBEX’s filings required under the Securities Exchange Act of 1934, as amended.

13.4 Tax Returns. The Members agree that the Company shall be responsible for the preparation and timely filing of all federal, state and local tax and information returns that the Company is required to file. The Members agree that the Company will either prepare the necessary tax and information returns internally or enlist the services of a tax preparation and/or consultation firm, and the Company will provide a copy of each such tax or information return filed on its behalf to the Members promptly following such filing. The Members agree that the Company will provide the Members with any additional information required for the completion of any tax filings required to be made by the Members under U.S. law. The Members agree that the Company will cooperate in resolving any inquiries made by any government tax authority to the Members concerning the results or activities of the Company.

13.5 Bank Accounts. The Board by Required Vote shall cause one or more accounts of the Company to be maintained in one or more banks, each of which shall be a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with its business, and in which shall be deposited any cash receipts of the Company. All amounts credited to any such account at any time shall be and remain the property of the Company, and shall be received, held and disbursed by the Company for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such Company funds. No funds of the Company shall be kept in any account other than a Company account, nor shall any funds be commingled with the funds of any other Person, and the Board shall not employ, or permit any other Person to employ, funds of the Company in any manner except for the benefit of the Company.

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SECTION 14. TERM; DISSOLUTION AND WINDING UP

14.1 Term. The term of the Company shall commence as of the Effective Date and shall be perpetual until the winding up and liquidation of the Company and completion of its business following an event of Dissolution (as defined below) as provided for in Section 14.2 hereof. Notwithstanding anything to the contrary, the existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate via proper filing with the Secretary of State of the State of Delaware.

14.2 Dissolution. The affairs of the Company shall be wound up and the Company shall thereafter dissolve (the “Dissolution”) beginning with the first to occur of the following: (a) the written unanimous consent of the Members; (b) the bankruptcy or dissolution of any Member owning more than 50% of the equity of the Company or the occurrence of any other event under the LLC Act that terminates the continued existence of a Member, unless within 90 days after the occurrence of such an event, the remaining Member or Members agree(s) in writing to continue the business of the Company and to the appointment, if necessary or desired, effective as of the date of such event of one or more additional Members; or (c) the entry of a decree of dissolution of the Company under and in accordance with applicable law.

14.3 Winding Up and Distribution Upon Liquidation.

(a) Upon Dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the property of the Company has been distributed as contemplated by this Agreement and the Certificate has been canceled pursuant to the LLC Act

(b) After paying such liabilities and providing for such reserves, and after making all allocations required by Section 9.2, including all allocations relating to the liquidation of the Company, the Board or the Liquidator (if any) shall cause the remaining net assets of the Company (the “Remaining Net Assets”) to be distributed to the Members in accordance with their Percentage Interests, after making a provision for any costs, charges, expenses, and liabilities of the Company.

14.4 Survival. In the event of Dissolution, the provisions of Section 11 shall survive the termination of this Agreement for a period of five years, and the Members and their respective Affiliates shall be bound thereby.

SECTION 15. DISPUTE RESOLUTION; BUY-SELL

15.1 Dispute Resolution.

(a) Subject to Section 15.2, prior to pursuing arbitration as provided for in Section 15.1(b) with respect to any disputes, controversies or claims of whatever nature arising out of, related to, in connection with or as a result of this Agreement, or the breach hereof, including the inability of the Managers to unanimously agree upon a Major Decision where so required (individually and collectively, a “Dispute”), the chief executive officers (or a direct officer or other person appointed by them) of each of the Members, or an Affiliate of each of them, shall meet or discuss via good faith negotiations an amicable resolution to such Dispute. No party shall be entitled to make and bring a claim in arbitration as provided for in Section 15.1(b) unless it has attempted for a period of 30 days from written notice of a Dispute to reach an amicable resolution.

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(b) Subject to Section 15.2, in the event of any Disputes which are not resolved by the Members via the provisions of Section 15.1(a), the Members agree that they shall have the Dispute heard and settled by the Judicial Arbitration Mediation Services (“JAMS”) in accordance with its rules for commercial disputes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Denver, Colorado at a mutually agreeable location (and baring an agreement as to the location of the arbitration, at the offices of JAMS in Denver, Colorado) with three arbitrators who shall be selected by JAMS, provided that all such arbitrators shall have business and/or legal experience in subject matter of the Dispute. The arbitrators shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law. The arbitrators shall have the authority to allow for appropriate discovery and exchange of information prior to a hearing, including (but not limited to) production of documents, information requests, depositions and subpoenas. Neither party nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. All fees and expenses of the arbitration shall be borne by the Members equally. However, each Member shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proofs; except that the prevailing party shall be entitled to an award of reasonable attorneys’ fees as determined by the arbitrators.

15.2 Deadlock Buy-Sell

(a) If the Managers are unable to unanimously agree on any Major Decision and such disagreement continues for 30 days despite good faith deliberations by the Members as required by Section 15.1(a), then any Member, subject to its obligations of good faith and fair dealing, shall be entitled to exercise the buy-sell rights set forth in this Section 15.2 by delivering a Buy-Sell Offer Notice (as defined herein).

(b) If a Member wishes to exercise the buy-sell right provided in this Section 15.2, such Member (the "Initiating Member") shall deliver to the other Members (the "Responding Members") written notice (the "Buy-Sell Offer Notice") of such election, which notice shall include (i) a description of the circumstances that triggered the buy-sell right, and (ii) the aggregate purchase price (which shall be payable exclusively in cash (unless otherwise agreed)) at which the Initiating Member shall either, and shall be certified by an independent third-party appraiser as representing the fair market value of such interest and is not an attempt to squeeze out or freeze out any other member, (A) purchase all of the Membership Interests owned by the Responding Members (the "Buy-out Price") or (B) sell all of its Membership Interests to the Responding Members (the "Sell-out Price").

(c) Within 30 days after the Buy-Sell Offer Notice is received (the "Buy-Sell Election Date"), the Responding Members shall deliver to the Initiating Member a written notice (the "Response Notice") stating whether it elects to (i) sell all of its Membership Interests to the Initiating Member for the Buy-out Price or (ii) buy all (or its pro rata portion) of the Membership Interests owned by the Initiating Member for the Sell-out Price. The failure of the Responding Members to deliver the Response Notice by the Buy-Sell Election Date shall be deemed to be an election to sell all of its Membership Interests to the Initiating Member at the Buy-out Price.

(d) The closing of any purchase and sale of Membership Interests pursuant to this Section 15.2 shall take place within 60 days after the Response Notice is delivered or deemed to have been delivered or some other date mutually agreed upon by the parties. The Buy-out Price or the Sell-out Price, as the case may be, shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by the selling Members (the "Selling Members"). At the closing, the Selling Members shall deliver to the purchasing Member (the "Purchasing Member") good and marketable title to its Membership Interests, free and clear of all liens and encumbrances. Each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Members’ Membership Interests by the Purchasing Member.

(e) If the Purchasing Member defaults in any of its material closing obligations, then the Selling Members shall have the option to purchase their pro rata portion of the Purchasing Member’s entire Membership Interest at a price that is equal to 75% of the purchase price payable at the initial closing. Notwithstanding anything to the contrary herein, if any Member objects to either the purchase or sale price then such Member is entitled to seek binding arbitration as aforesaid. For the purposes of this paragraph “material closing obligations” shall mean: (i) payment of purchase price; (ii) confirming that financing for the transaction is secured and ready to be funded; and (iii) obtaining necessary regulatory or internal corporate approvals.

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SECTION 16. MISCELLANEOUS

16.1 Government and Regulatory Restrictions. The provisions hereof shall be subject to applicable restrictions provided for in any effective grant, permit, loan or approval issued to the Company, or any Member with respect to the purpose of the Company, now held or obtained following the date hereof, by the Federal government, any state or local government or any administrative agency or board thereof.

16.2 Other Company Opportunities. If an opportunity comes to the attention of any Manager, Officer or employee of the Company who is also a manager, director, officer or employee of a Member or an Affiliate (other than the Company) of such Member (the “Agent”), such opportunity shall belong to the Company if such opportunity is expressly offered to the Agent solely in his or her capacity as a Manager, Officer or employee of the Company and if such opportunity pertains directly to the business of the Company.

16.3 Expenses. Each Member, Manager and Officer shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred in pursuing its primary responsibilities pursuant to this Agreement.

16.4 Notices.  All notices, requests, demands, claims and other communications hereunder shall be deemed to have been duly given only if made in writing and delivered by email, by internationally recognized overnight courier or mailed by certified mail, postage prepaid, return receipt requested, and unless notified otherwise by a party, addressed to such Member’s email address or other address as set forth in the records of the Company, or to any such other address as may hereafter be designated by a Member upon giving notice thereof to the Company in accordance herewith. All notices shall be deemed given (i) on the date of delivery if given by email (ii) three (3) business days after having been sent by certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.

16.5 Amendments; No Waivers.

(a) Subject to Section 2.3, any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by the unanimous approval by the Members, or in the case of a waiver, by the Member against whom the waiver is to be effective.

(b) No failure or delay by any Member in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

16.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns. No Member may Transfer any of its rights or obligations under this Agreement without the prior written consent of all of the other Members.

16.7 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Colorado, without regard to the conflicts of law rules of such state. Subject to Section 15, the parties agree that any action, suit, claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought by the parties in a Colorado state court or a federal court sitting in Denver, Colorado, which shall be the exclusive venue of any such action, suit, claim or proceeding. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit, claim or proceeding, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such action, suit, claim or proceeding. Any and all service of process and any other notice in any such action, suit, claim or proceeding shall be effective against such party when transmitted in accordance with Section 16.4 of this Agreement. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law.

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16.8 Entire Agreement; No Third Party Rights. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement (including, without limitation, any operating agreement previously executed by the parties). No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties to this Agreement any rights or remedies hereunder, as a third party beneficiary or otherwise.

16.9 Further Assurances. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each party agrees to execute and deliver such additional documents and instruments, including amendments to this Agreement, and to perform such additional acts as may be necessary, appropriate or reasonably requested to carry out or evidence the provisions of this Agreement and the transactions contemplated hereby.

16.10 Severability. If any provisions of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable, the other provisions of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby but shall continue in force to the fullest extent permitted by law.

16.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts made be executed and delivered by electronic means. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

16.12 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[SIGNATURES APPEAR ON THE NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

KAT EXPLORATION INC.

By:
Name:
Title:

AMBEX GHANA LIMITED

By:
Name:
Title:

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EXHIBIT A

Capital Contributions and Percentage Interests

Member Name	Units	Initial Percentage Interest
Kat Exploration Inc	510	51%
Ambex Ghana Limited	490	49%
Totals	1,000	100%

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